EXHIBIT 23.1
Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-192460) pertaining to the LGI Homes, Inc. 2013 Equity Incentive Plan of our report dated March 31, 2014, with respect to the consolidated financial statements of LGI Homes, Inc. incorporated by reference in this Annual Report (Form 10-K) for the year ended December 31, 2013.

/s/ Ernst & Young LLP

Houston, Texas
March 31, 2014